                             THOUSAND TRAILS, INC.
                       STATEMENT OF COMPUTATION OF RATIO
                         OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                                                    Six Months   Six Months
                                 6 Months     Year Ended    Year Ended    Year Ended    Year Ended     Ended        Ended
                                 31-Dec-96    30-Jun-96     30-Jun-95     30-Jun-94     30-Jun-93    30-Jun-92    31-Dec-91
                               -----------------------------------------------------------------------------------------------
Earnings:
Income (loss) before taxes        $1,976         $488       ($11,668)      ($5,967)     ($9,781)     ($23,195)      $7,151
Plus:
 Interest expense                  4,130       13,128         15,900        17,310       18,403        10,259       12,745
 Amortization of debt dsct,
 defd gain, DICosts                  948        4,565          5,060         4,136        3,846         1,688          833
 Interest portion of rental
 expense (a)                         154          319            386           450          503           301          301
                               -----------------------------------------------------------------------------------------------
Total Earnings (Loss)             $7,208      $18,500         $9,678       $15,929      $12,971      ($10,947)     $21,030
                               ===============================================================================================
Fixed Charges:
  Interest costs (both
   expensed and capitalized)      $4,130      $13,128        $15,900       $17,310      $18,403       $10,259      $12,745
  Amortization of debt
   discount                          948        4,565          5,060         4,136        3,846         1,688          833
  Interest portion of rental
   expense                           154          319            386           450          503           301          301
                              ------------------------------------------------------------------------------------------------
Total Fixed Charges               $5,232      $18,012        $21,346       $21,896      $22,752       $12,248      $13,879
                              ================================================================================================
Earnings to Fixed Charges
 Ratio                             1.38:1       1.03:1         0.45:1        0.73:1       0.57:1       (0.89):1      1.52:1
                              ================================================================================================
Deficiency                          N/A          N/A         $11,668        $5,967       $9,781       $23,195         N/A
                              ================================================================================================

(a) One-third of rental expenses relating to operating leases that has been designated as the interest portion thereof. Management believes this is a reasonable approximation of the interest factor.